Exhibit 99.1

    HEI, Inc. Signs Purchase Agreement for the Company's Boulder, Colorado
                                   Facility

        Operating Expenses Expected to Be Reduced by $500,000 Annually

    MINNEAPOLIS, June 1 /PRNewswire-FirstCall/ -- HEI, Inc. (Nasdaq: HEII)
( http://www.heii.com ) today announced that its has entered into a Purchase Agreement with respect to the transfer of ownership of its Colorado Advanced Medical Operations facility, in Boulder, Colorado from Eastside Properties, LLC., to Titan Real Estate Investment Group, Inc. of Los Angeles, CA. The transaction is scheduled to close in approximately 60 days and is subject to various closing conditions, including completion of normal due diligence. Upon completion of the transaction, Titan would become HEI's new landlord, and the rent and operating costs would be substantially lower. HEI estimates that the new lease agreement will reduce operating costs for the company by $500,000 per year. Further, the break-even revenue point is expected to drop by approximately $2.5M on annualized basis.
    "I am delighted to announce this important partnership with Titan Real Estate Investment Group," stated Mack Traynor, CEO and President of HEI, Inc. "By working with Titan to acquire this facility, HEI has taken an enormous step towards improved profitability. The terms of the new lease with Titan will have a significant impact on operating expenses and breakeven point for HEI beginning in Fiscal year 2005." HEI's financial year runs from September to August.
    HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications and RFID industries. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturable product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.
    Titan Real Estate Investment Group is a private real estate firm acquiring stable and value-added commercial and multi-family properties nationwide. The Company seeks capital appreciation by acquiring, redeveloping and managing commercial and multi-family properties throughout the United States. Additional information on Titan may be found at http://www.treig.com .

     Headquarters & Microelectronics            PO Box 5000, 1495 Steiger
      Operations                                 Lake Lane, Victoria, MN 55386
     Advanced Medical Operations                4801 North 63rd Street,
                                                 Boulder, CO  80301
     High Density Interconnect Operations       610 South Rockford Drive,
                                                 Tempe, AZ  85281
     RF Identification and Smart Card           1546 Lake Drive West,
      Operations                                 Chanhassen, MN  55317


    FORWARD LOOKING INFORMATION
    Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the likelihood of completing the transaction, the expected reduction in operating expenses as a result of the transaction, the lower rent and operating costs, and the drop in the break even revenue point, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, HEI's ability to satisfy financial or other obligations or covenants set forth in its banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Operations, collection of outstanding debt, HEI's ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI's SEC filings. HEI undertakes no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.

SOURCE  HEI, Inc.
    -0-                             06/01/2004
    /CONTACT: Mack V. Traynor, CEO, or Douglas J. Nesbit, CFO, both of HEI, Inc., +1-952-443-2500/
    /Web site:  http://www.heii.com
                http://www.treig.com /
    (HEII)

CO:  HEI, Inc.; Titan Real Estate Investment Group
ST:  Minnesota, Colorado, California
IN:  CPR FIN RLT STW HRD
SU:  RLE